SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

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THE STANDARD REGISTER COMPANY

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Standard Register

 P.O. Box 1167  •  Dayton, OH 45401

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

 OF THE STANDARD REGISTER COMPANY

To All Shareholders:

      The annual meeting of shareholders of The Standard Register Company, an Ohio corporation, will be held at our corporate headquarters located at 600 Albany Street, Dayton, Ohio 45417, on Thursday, April 26, 2012, at 11:00 a.m. Eastern Daylight Savings Time, for the following purposes:

(1)	To set the number of directors at eight and to elect a board of directors;

(2)	To vote on a proposal to ratify the appointment of Battelle & Battelle LLP, Certified Public Accountants, as Standard Register’s independent auditors for the year 2012;
(3)	To consider an advisory vote on compensation of Standard Register’s named executive officers;
(4)	To consider an advisory vote on the frequency of the advisory vote on compensation of Standard Register’s named executive officers; and

(5)	To transact such other business as may properly come before the annual meeting.

      The board of directors has fixed the close of business on February 28, 2012, as the record date for determining the shareholders of Standard Register entitled to vote at the annual meeting.

      A copy of Standard Register’s annual report for its fiscal year ended January 1, 2012, accompanies this notice. Although it is not a part of the official proxy soliciting material, we want each shareholder to have a copy of the annual report. If you have not received a copy of the annual report, please call us at 937.221.1506.

Gerard D. Sowar
Vice President, General Counsel
& Secretary

 Dayton, Ohio

 March 13, 2012

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT TO US. PLEASE VOTE YOUR SHARES BY INTERNET, BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND USING THE ENCLOSED PROXY CARD.

THE STANDARD REGISTER COMPANY

 PROXY STATEMENT

 FOR

 ANNUAL MEETING

 OF

 SHAREHOLDERS

 PRINCIPAL EXECUTIVE OFFICES:

 600 Albany Street

 Dayton, Ohio 45417

 (937) 221-1000

The annual meeting will be held at our corporate headquarters, 600 Albany Street, Dayton, Ohio 45417, on Thursday,  April 26, 2012, at 11:00 a.m. Eastern Daylight Savings Time.  The record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting is the close of business on February 28, 2012.   We had outstanding, on the record date, 24,774,351 shares of common stock (each share having one vote) and 4,725,000 shares of class A stock (each share having five votes).

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by the rules adopted by the United States Securities and Exchange Commission, Standard Register is making this proxy statement and its annual report available to its shareholders electronically via the Internet.  This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all shareholders. On or about March 13, 2012, we will mail to our shareholders of record as of February 28, 2012, a notice of Internet availability of proxy materials (the “Notice”) and post our proxy materials on the website referenced in the Notice (www.proxyvote.com).  The Notice contains instructions on how to access and review this proxy statement and our annual report.  As more fully described in the Notice, all shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials.  In addition, the Notice and the website provide information regarding how you may request to receive proxy materials in printed form or electronically by e-mail on an ongoing basis.

The proxies are solicited on behalf of our board of directors.

At the annual meeting, the shareholders will: (1) set the number of directors at eight and elect a board of directors; (2) vote on a proposal to ratify the appointment of Battelle & Battelle LLP, Certified Public Accountants, as Standard Register’s independent auditors for the year 2012;  (3) consider an advisory vote on compensation of Standard Register’s named executive officers; (4) consider an advisory vote on the frequency of the advisory vote on compensation of Standard Register’s named executive officers and (5) transact such other business as may properly come before the annual meeting.

VOTING YOUR SHARES

Shareholders can vote by proxy in one of three ways:

•

By Internet – You can vote by Internet by following the instructions in the Notice or by accessing the Internet at www.proxyvote.com and following the instructions contained on the website.

•

By Telephone – You can vote by telephone by calling 1-800-690-6903 and following the instructions in the proxy card.

•

By Mail – You can vote by mail by requesting a full packet of the proxy materials.  Upon receipt of the materials you may fill out the enclosed proxy card and return it per the instructions on the card.

All shareholder votes, properly cast in person or by proxy and not revoked, will be counted in voting on the proposals at the annual meeting or any adjournment of the annual meeting. Your proxy will be voted in accordance with your instructions. If you do not specify how you wish your shares to be voted, they will be voted as recommended by the board of directors. Your proxy includes the authority to vote shares cumulatively for the election of directors. Cumulative voting is explained in the section dealing with Proposal 1. Your proxy also includes the authority for the persons serving as proxies to use their best judgment to vote on any other matters that may be properly presented at the annual meeting, including, among other things, a motion to adjourn the meeting to a future time.

You may revoke your proxy at any time before its exercise in two ways: (1) by timely delivery to us of a later-dated proxy, or (2) by notifying us of your revocation of proxy either in writing or in person at the annual meeting. Your presence at the meeting will not, by itself, serve to revoke your proxy.

PROPOSALS

PROPOSAL 1:  Election of Directors

The board of directors is currently set at nine, and the board recommends decreasing the number of directors to eight.  In early 2012 director Michael E. Kohlsdorf informed the Chairman he would retire from the board at the end of his term, April 2012.  Mr. Kohlsdorf’s retirement from the board is not due to any disagreement with management or any other board member.  The board recommends that the number of directors be decreased to eight.

The remaining incumbent directors, totaling eight nominees, are nominated by the board of directors to be elected as directors and to serve until either the next annual election or until their successors are elected and qualified.

The board of directors does not expect that any of the nominees will be unavailable for election. However, if any of them are unavailable, the persons voting your proxy will use their best judgment to vote for substitute nominees.

Cumulative voting is permitted by the laws of Ohio in voting for the election of directors. In the event a shareholder wishes to vote his or her shares cumulatively, the shareholder must give notice in writing to the President, a Vice President or Secretary of Standard Register not less than 48 hours before the time scheduled for the annual meeting. Once any shareholder has given notice of intent to vote cumulatively, then all shareholders present at the annual meeting and the persons voting the proxies shall have full discretion and authority to cumulate the voting power they possess. This means they can give one candidate as many votes as the number of directors to be elected multiplied by the number of votes which the shareholder or proxy is entitled to cast, or to distribute such votes on the same principle among two or more candidates, as they determine in their judgment.

Nominees receiving the highest number of votes cast for the positions to be filled will be elected. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

The board of directors recommends that you vote FOR setting the number of directors at eight and FOR each of the following named nominees to serve as directors of Standard Register:

Nominees

Information concerning each nominee follows:

		Served As
Name	Age	Director Since

David P. Bailis	56	2008

Mr. Bailis served as Senior Executive Vice President of First Data Corporation from February 2006, and President of First Data Financial Institution Services from January 2006, both positions concluding in September 2007, when First Data was sold.  He was an Executive Vice President of First Data from December 2005 to February 2006.  From May 2001 to December 2005, Mr. Bailis led his own business consultancy firm.  In his various positions with First Data Corporation, Mr. Bailis has acquired considerable experience regarding large scale systems development, deployment and operations, providing data processing, print and mail services to financial institutions as well as the management of large domestic and international businesses engaged in those activities. He serves as a member of the Compensation Committee, the Corporate Governance and Nominating Committee and the Executive Committee of the board.

Roy W. Begley, Jr.*	56	1994

Since August 2006, Mr. Begley has been Senior Vice President, Investment Officer at Key Private Bank group of KeyCorp. Between March 2003 and August 2006, Mr. Begley was Senior Vice President and Investment Officer with McDonald Financial Group, formerly known as Victory Capital Management, Inc., a wholly owned subsidiary of KeyCorp. In his various roles with KeyCorp and its subsidiaries, Mr. Begley has gained considerable knowledge and experience in financial and business matters. Mr. Begley has served as a director of the Company since 1994 and has considerable knowledge about the Company, its business and its operations. Mr. Begley has considerable knowledge in the area of executive compensation from his experience on the Compensation Committee.  Mr. Begley is Chairman of the Compensation Committee, and a member of the Corporate Governance and Nominating Committee of the board.

Name	Age	Director Since

F. David Clarke, III	55	1992

Mr. Clarke has been Chairman of the Board of Directors of Clarke-Hook Corporation since December 1990. He leads both the development and construction divisions of Clarke-Hook Corporation.  Mr. Clarke is Chairman of Standard Register’s board of directors, and of the Executive Committee. Mr. Clarke’s experience as Chairman of the Board of Clarke-Hook Corporation has provided him with considerable experience in financial and business matters.  Mr. Clarke has a law degree and has served as a director of the Company since 1992 and has considerable knowledge about the Company, its business and its operations.

Julie D. Klapstein	57	2011

Since early March 2012, Ms. Klapstein has been Vice Chair of the Availity Board of Managers.  Ms. Klapstein served as Chief Executive Officer of Availity, L.L.C. from June 2001 to March 2012.  Availity, L.L.C. is a joint venture between Blue Cross Blue Shield of Florida, Humana, HCSC, Wellpoint/Anthem and BCBS of Minnesota, and provides electronic transactions between payers and providers nationwide.  From November 1996 to June 2001, Ms. Klapstein served as President and Chief Executive Officer of Phycom Corporation, a medical management health company.  Ms. Klapstein has served on the board of directors of various for profit and not-for-profit companies.  She has considerable knowledge and experience in the health care industry and in the areas of management, strategic planning, information technology and corporate leadership.  She is a member of the Audit and Compensation Committees of the board.

R. Eric McCarthey	56	2008

Since September 2011, Mr. McCarthy is CEO and President of The Shelty-Viking Capital Group LLC, a venture capital, business transformation and leadership development firm specializing in shaping exceptional value creation.  He is a certified chair with Vistage International the world’s largest chief executive officer organization.  Mr. McCarthey served as Vice President of the Corporate Commercial Execution Group with The Coca-Cola Company from June 2010 to September 2011, when he retired from The Coca Cola Company.  From July 2003 to June 2010 he was President, 7-Eleven Global Business Division, as well as Commercial Capability Leader.  As Vice President of the Corporate Commercial Execution Group he led commercial best practice development, business system capability development, supply chain support for global Coca-Cola bottlers and the Coca Cola Company’s business unit operating systems.  During his years with Coca-Cola he significantly contributed to the development of Coca-Cola’s sales and global business system, establishing innovative customer and commercial leadership capabilities, consumer marketing initiatives, and increasing growth opportunities for Coca Cola.  He held a number of key executive positions and acquired considerable knowledge and experience in the areas of strategic planning, supply chain, operations, leadership, marketing and corporate finance.  Mr. McCarthey served as lead director and Chairman of the Audit Committee of Global Imaging Systems from September 2004 until June 2007. He is a member of the Audit and Corporate Governance and Nominating Committees of the board.

Joseph P. Morgan, Jr.	52	2009

Mr. Morgan has been President and Chief Executive Officer of the Company since January 2009. From September 2008 to January 2009 he was Acting Chief Executive Officer of the Company. From April 2008 to September 2008 he was Chief Operating Officer of the Company.  From December 2005 to April 2008, he was Vice President, Chief Technology Officer & General Manager, On Demand Solutions of the Company.  From January 2003 to December 2005, he served as Vice President, Chief Technology Officer of the Company.  Through his executive roles with the Company, Mr. Morgan has gained considerable knowledge about the Company, its business and its operations.  Mr. Morgan’s position as Chief Executive Officer of the Company enables him to provide a unique perspective to other board members about the operations of the Company. Prior to his tenure with the Company, Mr. Morgan held key executive leadership positions with other companies.  In these roles, Mr. Morgan has gained considerable knowledge and experience in operations, technology, corporate leadership and strategic planning.  He serves as a member of the Executive Committee of the board.

		Served As
Name	Age	Director Since

John J. Schiff, Jr.	68	1982

Mr. Schiff has been Chairman of the Executive Committee of Cincinnati Financial Corporation since April 2011.  From July 2008 to April 2011, Mr. Schiff was Chairman of the Board of Cincinnati Financial Corporation.  Since July 2008, Mr. Schiff has also served as Chairman of the Board of The Cincinnati Insurance Company.  From 1999 to July 2008 Mr. Schiff was Chairman of the Board and Chief Executive Officer of Cincinnati Financial Corporation.  From 1999 to 2006 Mr. Schiff served as Chairman of the Board, President and Chief Executive Officer of Cincinnati Financial Corporation and The Cincinnati Insurance Company.  He is a director and Chairman of the Executive Committee of Cincinnati Financial Corporation and a director of Fifth Third Bancorp, The Fifth Third Bank, Cincinnati Bengals, Inc., and John J. and Thomas R. Schiff & Co., Inc., an insurance agency.  Mr. Schiff has been a director of Cincinnati Financial Corporation and Fifth Third Bancorp during each of the last five years. He was a director of Cinergy Corp. from 1983 to 2006.  Mr. Schiff has experience on the boards of various companies as well as experience as a chief executive officer, chief operating officer and chairman of the board.  His experience enables him to provide insight in the areas of corporate leadership and risk management. He has served as a director of the Company since 1982 and has considerable knowledge about the Company, its business and its operations. He is a member of the Audit Committee of the board.

John Q. Sherman, II*	58	1994

Mr. Sherman has been a manufacturer’s representative for A. Rifkin Company, Wilkes-Barre, Pennsylvania, since 1985. A. Rifkin Company is a manufacturer of specialty security packaging.  Mr. Sherman’s experience with the A Rifkin Company has provided considerable knowledge and experience in the financial industry.  Mr. Sherman has served as a director of the Company since 1994 and has considerable knowledge about the Company, its business and its operations.  He is Chairman of the Corporate Governance and Nominating Committee, and a member of the Compensation Committee of the board.  He also serves as the Presiding Director of meetings of non-management directors.

*	Roy W. Begley, Jr., and John Q. Sherman, II, are first cousins.

 VOTING SECURITIES AND PRINCIPAL HOLDERS

 Owners of More than 5% of the Common and Class A Stock of Standard Register

This table gives information regarding all of the persons known by us to own, in their name or beneficially, 5% or more of the outstanding class A stock and common stock of Standard Register as of January 1, 2012.  As of January 1, 2012, the outstanding number of common shares was 25,217,204 shares and the outstanding number of Class A shares was 4,725,000.

Name and Address of Beneficial Owners	Class	Number of Shares	Number of votes	Percent of Class	Percent of Combined Voting Power

Roy W. Begley, Jr, Nicholas C. Hollenkamp, and	Class A	2,516,856	12,584,280	53.27%	37.66%
James L. Sherman, Trustees (1)	Common	5,810,508	5,810,508	23.04%
600 Albany Street Dayton, Ohio 45408

James L. Sherman (2)	Class A	419,476	2,097,380	8.88%	6.49%
600 Albany Street Dayton, Ohio 45408	Common	1,072,686	1,072,686	4.25%

Patricia L. Begley (2)	Class A	419,476	2,097,380	8.88%	6.28%
600 Albany Street Dayton, Ohio 45408	Common	968,418	968,418	3.84%

The Fifth Third Bank,	Class A	1,081,392	5,406,960	22.89%	16.38%
Trustee (3)	Common	2,595,312	2,595,312	10.29%
Cincinnati, Ohio 45202
The Fifth Third Bank,	Class A	1,071,624	5,358,120	22.68%	16.24%
Trustee (4)	Common	2,571,912	2,571,912	10.20%
Cincinnati, Ohio 45202

(1)

John Q. Sherman, deceased, a founder of Standard Register, set up a trust in his will for the benefit of his family.  The trustees of that trust are Roy W. Begley, Jr., Nicholas C. Hollenkamp, and James L. Sherman. The trust holds voting securities, including the shares of class A and common stock of Standard Register listed in this table, in separate, equal trusts for John Q. Sherman’s three surviving children and for the heirs of his deceased children. Each child or heir is a life beneficiary of his or her respective trust. The trustees share voting and investment power for the securities in the trusts. The will of John Q. Sherman requires the trustees to give each beneficiary who is a child of John Q. Sherman, upon his or her request, a proxy allowing the beneficiary to vote the shares held in his or her respective trust.

(2)

Each of these individuals is a child of John Q. Sherman, deceased. None of them owns in his or her own name more than 5% of the outstanding voting securities of Standard Register; however, each has the right, upon his or her request, to vote the shares of Standard Register stock held in his or her respective trust created under the will of John Q. Sherman, deceased.

(3)

William C. Sherman, deceased, also a founder of Standard Register, set up a trust in his will which provides for the payment of net income for life to Helen Margaret Hook Clarke, his niece. The trustee, The Fifth Third Bank, has the sole voting and investment power for the voting securities in this trust.

(4)

William C. Sherman, during his lifetime, created a trust agreement dated December 29, 1939, which provides for the payment of net income for life to Helen Margaret Hook Clarke and the children of John Q. Sherman. The Fifth Third Bank has the sole voting and investment power for the voting securities in this trust.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Each director and executive officer listed below and all directors and executive officers as a group own, in their own name or beneficially, class A stock and common stock of Standard Register on January 1, 2012, as follows:

				Percent of
				Combined
		Number	Percent	Voting
Beneficial Owners	Class	of Shares	of Class	Power

David P. Bailis Director	Common	101,989	0.404%	0.209%
Roy W. Begley, Jr.(1)(2)(3) Director	Common	58,649	0.233%	0.120%
Jerrold A. Beigel (2)	Common	46,079	0.183%	0.094%
President, Commercial Business Unit
Bradley R. Cates (2) President, Healthcare Business Unit	Common	147,175	0.584%	0.302%
F. David Clarke, III (2)(4) Chairman of the Board	Common Class A	75,860 5,096	0.301% 0.108%	0.207%
Thomas M. Furey (2) President, Industrial Business Unit	Common	170,692	0.425%	0.217%
Robert M. Ginnan (2) Vice President, Treasurer & Chief Financial Officer	Common	210,027	0.833%	0.430%
Julie D. Klapstein Director	Common	19,175	.0.076%	0.039%
Michael E. Kohlsdorf Director	Common	53,430	0.212%	0.109%
R. Eric McCarthey Director	Common	88,430	0.351%	0.181%
Joseph P. Morgan, Jr.(2) Director and President & Chief Executive Officer	Common	743,449	2.948%	1.522%
John J. Schiff, Jr.(2) Director	Common	184,385	0.731%	0.378%
John Q. Sherman, II (2) Director	Common	64,187	0.255%	0.131%
Gerard D. Sowar (2) Vice President, General Counsel & Secretary	Common	99,538	0.395%	0.204%
Executive officers and directors as a group (14 persons) (2)	Common Class A	2,063,065 5,096	8.181% 0.108%	4.224% 0.052%

(1)

Margaret Begley, the wife of Roy W. Begley, Jr., owns 140 shares of common stock, as to which Mr. Begley disclaims beneficial ownership. Mrs. Begley is also the trustee of 600 shares of common stock for the benefit of their children, Lauren A. Begley and Kathleen A. Begley, as to which Mr. Begley disclaims beneficial ownership.

(2)

 Includes the following options to purchase Standard Register common stock exercisable before April 26, 2012: Roy W. Begley, Jr.- 4,000 shares; Jerrold A. Beigel- 44,221 shares; Bradley R. Cates- 108,259 shares; F. David Clarke, III- 4,000 shares; Thomas M. Furey- 119,739 shares; Robert M. Ginnan- 135,825 shares;  Joseph P. Morgan, Jr.- 479,984 shares; John Q. Sherman, II- 4,000 shares; John J. Schiff, Jr.- 4,000 shares; Gerard D. Sowar- 56,759 and all executive officers and directors as a group- 960,787 shares.  With respect to Jerrold A. Beigel, all 44,221 outstanding options to purchase Standard Register common stock were cancelled in February 2012.

(3)

Roy W. Begley, Jr. (along with Nicholas C. Hollenkamp and James L. Sherman) is trustee under the Will of John Q. Sherman. The trustees have the power to vote shares held in the separate trusts in the event that the beneficiaries of the trusts eligible to vote the shares in their trust do not desire to exercise that right. The John Q. Sherman Trusts own 2,516,856 shares of class A stock and 5,810,508 shares of common stock which in the aggregate represents 37.66% of the outstanding votes of the Company. The trustees share the investment power with respect to class A and common stock held by the trusts. The beneficiaries of the trusts do not have the investment power with respect to the securities in these trusts.

(4)

F. David Clarke, III, and his wife, Loretta M. Clarke, own as joint tenants 6,776 shares of Standard Register common stock, which is accounted for in the total noted.  In addition, F. David Clarke, III is a shareholder of and Chairman of the Board of Directors of Clarke-Hook Corporation which owns 35,000 common shares of the Company.  Mr. Clarke disclaims beneficial ownership of any shares owned by his parents, siblings and Clarke-Hook Corporation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers, and holders of 10% or more of our common stock to report certain transactions in the common stock to the Securities and Exchange Commission.  Based on our records, we believe all Securities and Exchange Commission filings with respect to directors, executive officers, and holders of 10% or more of our common stock have been made in a timely manner except as described below.  Director David Bailis timely filed Form 4’s with respect to certain shares of the Company’s common stock that Mr. Bailis purchased under the Company’s Dividend Reinvestment and Common Stock Purchase Plan on March 5, 2010, February 7, 2011 and June 10, 2011.  However, it was subsequently determined that the Company’s transfer agent had provided incorrect information with respect to the amount of shares purchased on each occasion.  Mr. Bailis filed a Form 5 in February of 2012 correcting such error.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The board has adopted Corporate Governance Guidelines to provide principles for the Company’s governance processes.  These guidelines address, among other topics, director selection and qualifications, director responsibilities, and board and committee structure.  The Corporate Governance Guidelines are reviewed periodically and updated as deemed appropriate.

Code of Ethics

The board has adopted a Code of Ethics and emphasized that directors, and all Company employees, including principal executive officers and senior financial officers, are subject to the letter and spirit of the Code. The Code of Ethics covers such topics as conflicts of interest, confidentiality, compliance with legal requirements, and other business ethics subjects. It has been distributed to all employees and is made available on the Company’s website, www.standardregister.com by clicking on “Investor Center”, then “Corporate Governance” under “SR Overview” and following the link to “Code of Ethics”.  Printed copies of the Code of Ethics are available by contacting the Corporate Secretary’s office, The Standard Register Company, 600 Albany Street, Dayton, Ohio 45417.

Director Independence

The board, assisted by the Corporate Governance and Nominating Committee, annually assesses the independence status of all directors for purposes of board and committee memberships.  Using the “Independence Criteria” adopted by the board in conformity with New York Stock Exchange Listing Standards, as amended, the board adopted findings with respect to the independence of each director.  Directors David P. Bailis, Roy W. Begley, Jr., F. David Clarke, III, Julie D. Klapstein, Michael E. Kohlsdorf, R. Eric McCarthey, John J. Schiff, Jr., and John Q. Sherman, II, were determined to be independent.  Joseph P. Morgan, Jr. is not considered independent since he is an employee of the Company.

All members of the Audit, Compensation, and Corporate Governance and Nominating Committees are independent directors.

The Corporate Governance and Nominating Committee and board also considered commercial ordinary-course transactions with respect to several directors, and director nominees as it assessed independence status, and concluded these transactions did not impair director independence. The transactions examined were:

•

John J. Schiff, Jr., a director of the Company, serves as Chairman of the Executive Committee of Cincinnati Financial Corporation and Chairman of the Board of its lead subsidiary, The Cincinnati Insurance Company.  Mr. Schiff’s duties with respect to these two companies are primarily to the board of directors and he does not initiate, guide or direct the day-to-day operations of the companies.  During 2011, the Cincinnati Insurance Company provided certain surety coverages to the Company.  The coverages were negotiated on the Company’s behalf by an independent insurance agency.  In the course of the transaction, no professional services were provided to the Company by The Cincinnati Insurance Company or its affiliates.  Premiums for the surety coverages were considerably less than the thresholds set in the Independence Criteria for the Company.

•

The Company sells products and services in the ordinary course of business to KeyBank, and KeyBank is one of the lead banks in the Company’s credit facility and provides deposit services to the Company.   Director Roy W. Begley, Jr., is a Senior Vice President of Key Private Bank group of KeyBank.  However, these transactions do not approach the thresholds described in the Independence Criteria for either KeyBank or the Company with respect to 2011 revenues or expenditures.

•

The Company sells products and services in the ordinary course of business to The Coca-Cola Company, which director R. Eric McCarthey served as Senior Vice President of the Corporate Commercial Execution Group until September 2011 when he retired from The Coca-Cola Company.  Such 2011 sales do not approach the thresholds described in the Independence Criteria for either Coca-Cola Company or the Company.

•

Director John Q. Sherman, II, sells product to the Company pursuant to the Company’s sourcing and supply contract with customer Fifth Third Bank. These transactions between the Company and John Q. Sherman, II, were deemed not to impair his independence as the dollar amounts were well under the threshold set forth in the Independence Criteria.

The Independence Criteria used by the Corporate Governance and Nominating Committee and full board is available on the Company’s website, www.standardregister.com, by clicking on “Investor Center”, then “Corporate Governance” under “SR Overview” and following the link to “Director Independence Criteria”.

Related Party Transaction Policy

The Company is required to report certain related party transactions between the Company and certain related parties, including directors, executive officers, nominees for the board, beneficial owners of 5% or more of any class of the Company’s voting securities, and any of the foregoing person’s immediate family members. The board, assisted by the Corporate Governance and Nominating Committee, has adopted a written policy which establishes an approval process for related party transactions.  The policy prohibits all related party transactions unless the Company’s Audit Committee determines in advance of the Company entering into any such related party transaction that the transaction is conducted on terms that are fair to the Company. In order for the Audit Committee to approve a related party transaction, the Audit Committee must be satisfied that it has been fully informed as to the direct and indirect interests, relationships and conflicts or potential conflicts present in the proposed transaction.  The Audit Committee must determine that, being fully apprised of the proposed transaction, it believes that the transaction is fair to the Company and, if necessary, the Company has developed an appropriate plan to manage any conflicts or potential conflicts of interest.   In the event an Audit Committee member or his or her immediate family member is a related person with respect to a transaction presented to the Audit Committee, such Audit Committee member will not participate in the determination whether to approve the transaction.

In the event that the Company enters into a related party transaction that has not received approval by the Audit Committee, or a transaction that was not originally a related party transaction becomes a related party transaction, the Audit Committee must review such transaction promptly, and may ratify such transaction, provided that, in such case, unless there is otherwise a compelling business or legal reason for the Company to continue with the transaction, the Audit Committee may only ratify the transaction if it determines that (i) the transaction is fair to the Company, and (ii) any failure to comply with the policy was not due to fraud or deceit. The General Counsel of the Company is responsible for ensuring that the Policy is distributed to all officers, directors, nominees for the board, and beneficial owners of 5% or more of any class of the Company’s voting securities.  Such officers, directors, nominees for the board, and beneficial owners are responsible for informing their immediate family members of the Policy. The General Counsel is also responsible for requiring that any proposed transaction be presented to the Audit Committee for consideration before the Company enters into any such transactions.

Certain Transactions

The Fifth Third Bank’s trust department holds shares in the Company as disclosed in the “Voting Securities and Principal Holders” table and, as such, beneficially owns more than 5% of the outstanding class A stock and common stock of the Company.  The Company provides a broad range of services to Fifth Third Bank including purchasing, inventory management, fulfillment, distribution and other services and also sells Fifth Third Bank printed products and banking documents, all in the ordinary course of business and on terms and conditions similar to those offered to other Company customers.  The revenue received by the Company from Fifth Third Bank in 2011 in connection with providing these products and services was approximately $11.1 million.

Board Meetings and Director Attendance at Annual Meeting of Shareholders

In 2011, the board met ten times.  All incumbent directors attended at least 75% of the board meetings, and the meetings of committees on which each director served.

Directors all stand for election or reelection at each annual meeting of shareholders.  Directors make every effort to attend the annual meetings.  While the board does not have a formal “policy” in this regard, its clear practice is for directors to be present at the annual meeting of shareholders.

Board and Committee Structure

The board has three standing committees:  Corporate Governance and Nominating, Compensation, and Audit.  In addition, in 2011, as in other years as deemed desirable, the board authorized formation of an Executive Committee.

Board Leadership and Risk Oversight

The Company’s Chairman of the Board is F. David Clarke, III and the Company’s Chief Executive Officer is Joseph P. Morgan, Jr. Mr. Morgan is also a member of the board of directors.  While the board of directors believes it is desirable to have its Chief Executive Officer be a member of the board of directors, it has historically had two separate individuals serve as Chairman of the Board and Chief Executive Officer.  The board believes that this separation of roles generally provides for a more independent board and enhances the board’s ability to independently assess the performance of the Chief Executive Officer and the Company.

The board’s structure and governance processes provide a substantial business risk management component through the role of the Audit Committee, the Corporate Governance and Nominating Committee, the Company’s internal audit processes, and the Company’s code of ethics, on-line ethics training, and several channels for employees to provide information to the board of inappropriate business risks or violations of company policies (e.g., “whistle-blower” opportunities).

Although the board oversees the overall risk management of the Company, its committees have the most in-depth contact with the Company's operations, and thus serve as corporate channels through which potential business risks are dealt with or raised to the entire board.  The Audit Committee is in charge of reviewing and assessing the Company's business risk management process, including the adequacy of the Company’s overall control environment and controls in selected areas representing significant financial and business risk.  It meets periodically throughout the year to review and monitor activities related to the above, and can appoint, replace or dismiss the head of the Internal Audit Department.  In accordance with its charter, it discusses with management and the Company’s independent auditors significant financial reporting issues and judgments, accounting issues, and other sources of credit, liquidity and operational risk in the Company.  In addition, under its charter, it has the authority to investigate, at its discretion, any issues within the parameters of its responsibilities.

In addition, the Corporate Governance and Nominating Committee annually reviews the Company’s code of ethics, and is tasked with minimizing risk through proposing and overseeing corporate governance practices adopted for the Company.  The committee helps to mitigate operational risk by establishing and maintaining the process by which the board conducts succession planning for the Company's management.

Our risk assessment process also extends to our compensation programs and policies. In 2011, management carried out a review of all of the Company’s compensation programs and policies to assess their potential for fostering excessive risk-taking. This included a review of each plan’s design characteristics that could encourage unintended risky behaviors, mechanisms in place to mitigate these risks, and the materiality of any adverse impact on the Company that might arise out of such programs. These compensation program characteristics and mitigating factors were reviewed with the Compensation Committee.  Our program includes a number of features designed to mitigate risk, including:

•

A pay mix that rewards both short-term and long-term performance. We believe this design mitigates any incentive for short-term risk-taking that could be detrimental to the Company’s long-term best interests.

•

Our incentive compensation programs generally contain multi-dimensional metrics that reward a mix of different performance measures.  We believe that this mix of performance measures mitigates any incentive to seek to maximize performance under one measure to the detriment of performance under another measure.

•

 Maximum payouts under both our annual cash incentive plan and our performance share plan are capped at 200 percent and 150 percent of target payouts, respectively. We believe that these limits mitigate excessive risk-taking, since the maximum amount that can be earned in a single cycle is limited.

•

Our officers are subject to stock ownership guidelines, which we believe incentivize our officers to consider the long-term interests of the Company and our shareholders and discourage excessive risk-taking that could negatively impact our stock price.

•

Our Compensation Committee engages an independent consultant.

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.  Going forward, management plans to carry out such a review each year.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee met four times in 2011.  All current members of the Committee attended all of the Committee meetings held in 2011 during the period for which they served on the Committee.  The Committee is chaired by John Q. Sherman, II.  Other Committee members are David P. Bailis, Roy W. Begley, Jr., and R. Eric McCarthey.   All members of the Committee are independent.

The board has adopted a Charter for this Committee.  It is reviewed annually and updated as appropriate.  It is available on the Company’s website, www.standardregister.com, by clicking on “Investor Center”, then “Corporate Governance” under “SR Overview” and following the link to “Board Charters.”

The Corporate Governance and Nominating Committee assists the board in defining board roles and developing processes to optimize board functioning. It also studies and recommends adoption by the board of directors of corporate governance processes intended to comply with applicable legal, regulatory, and listing standard requirements. In addition, the Committee oversees the Company’s succession planning process and director nomination process.    The Committee provides leadership to the board of directors and other committees in performing annual self-assessments. These self-assessments give the board and Committees insight into how they are performing their roles in the corporate governance process. The Corporate Governance and Nominating Committee conducted an assessment of its own performance as part of this process.

Director Nominating Process

The Corporate Governance and Nominating Committee and the board, in performing their director-nomination function, identify director candidates from a range of sources.  Historically, these have included recommendations from current directors and major shareholders. Director candidates are generally evaluated by reference to criteria such as integrity, candor, judgment, skills and experience with respect to the industry in which the Company operates leadership, strategic understanding, and independence.  These factors are considered in the context of the current composition of the board.  A candidate is evaluated against these criteria regardless of the source of the recommendation. There are no “minimum requirements” as such, although integrity and judgment are considered absolute requirements.  Rather, the board examines all capabilities, skills, and experience in evaluating director candidates.  The Committee does not have an express policy with regard to consideration of diversity in identifying director nominees.  However, the Committee does consider issues of diversity in evaluating director candidates and the board and the Committee believe it is important that the board members represent diverse skills, personal and professional experience and viewpoints.

The policy of the Committee and board is to consider recommendations for director candidates from any interested party, especially shareholders.  Shareholders and other interested persons who wish to recommend a director candidate should submit the recommendation in writing addressed to The Standard Register Company Corporate Governance and Nominating Committee, in care of the Corporate Secretary, The Standard Register Company, 600 Albany Street, Dayton, Ohio 45417.  The communication should state the name of the candidate, his or her qualifications, and contact information for the shareholder or interested party, and the candidate. Such candidates will be evaluated using the same criteria as candidates proposed from other sources.  There have been no material changes to the process by which shareholders and interested parties may recommend nominees to the board.

All eight of the nominees recommended by the board for election at the 2012 Annual Meeting of Shareholders were previously elected as directors by the shareholders.  In early 2012 director Michael E. Kohlsdorf informed the Chairman he would retire from the board at the end of his term, April 2012.  Mr. Kohlsdorf’s retirement from the board is not due to any disagreement with management or any other board member.

Audit Committee

The board has established a separately-designated standing Audit Committee for purposes of overseeing the accounting and financial reporting processes of the Company and audits of its financial statements.

The Audit Committee met five times in 2011.  All current members of the Committee attended all of the Committee meetings held in 2011 during the period for which they served on the Committee.  Michael E. Kohlsdorf is Chair of the Audit Committee.  The other members of the Committee are Julie D. Klapstein, R. Eric McCarthey, and John J. Schiff, Jr.  The board has determined that all members of the Committee are independent directors and meet the financial literacy requirements of the New York Stock Exchange.

The board adopted an Audit Committee Charter in April 2000.  It is reviewed annually and updated as appropriate.  It is available on the Company’s website, www.standardregister.com, by clicking on “Investor Center”, then “Corporate Governance” under “SR Overview” and following the link to “Board Charters.”

The Audit Committee is responsible for monitoring and assuring the integrity of the Company’s financial reporting process. It accomplishes this function by assessing the internal accounting and auditing practices of the Company, and the independent auditor’s fulfillment of its role in the financial reporting process.  The Committee has sole authority for appointing and assessing the independent auditors, and setting their fees.  Additionally, the Committee administers compliance with the Company’s Code of Ethics.  To that end, the Committee has established procedures for the receipt, retention and investigation of complaints regarding accounting, internal accounting controls or auditing matters. Any interested person may contact the Audit Committee directly through the Company’s external website by clicking on “Company” as more fully described in the later section “Contact Information.”  Company employees may contact the Audit Committee, anonymously if they wish, through a toll-free telephone number linked to a third party who will record complaints related to accounting and auditing matters and forward such complaints directly to the Audit Committee.

The board has determined that independent directors Michael E. Kohlsdorf and R. Eric McCarthey each satisfy the “Audit Committee financial expert” qualifications contained in regulations issued pursuant to the Sarbanes-Oxley Act of 2002.  Specifically, the board has concluded that Mr. Kohlsdorf’s previous experience as a chief financial officer of two different publicly traded companies qualifies him as an “Audit Committee financial expert” and that Mr. McCarthey’s previous experience as Chairman of the audit committee of a publicly traded company following the enactment of Sarbanes-Oxley Act qualifies him as an “Audit Committee financial expert.”  With respect to both Mr. Kohlsdorf and Mr. McCarthey, their experience with respect to audits of financial statements of publicly held companies, internal controls, application of generally accepted accounting principles, and audit committee functions, and their independence as board members, meet the criteria for “Audit Committee financial expert.”

Compensation Committee

The Compensation Committee met eight times in 2011.  All current members attended all of the Committee meetings held in 2011 during the period for which they served on the Committee.  The Committee is chaired by Roy W. Begley, Jr.  Other members are David P. Bailis, Julie D. Klapstein, Michael E. Kohlsdorf, and John Q. Sherman, II.  All members of the Committee are independent directors.

The Committee has formed a Section 162(m) Subcommittee (the “Subcommittee”) to administer and approve the grant of performance related awards and stock options to officers of the Company subject to, or potentially subject to, Section 162(m) of the Internal Revenue Code under those plans to certify that any performance goals established pursuant to the grant of such performance related awards and stock options are attained.   The Subcommittee members are David P. Bailis and Michael E. Kohlsdorf.  The Subcommittee does not have a separate charter, but its authority is established by resolution of the Committee and the board of directors.  The subcommittee met four times in 2011. All current members attended all of the Subcommittee meetings held in 2011 during the period for which they served on the Subcommittee

The board has adopted a Charter for the Compensation Committee.  It is reviewed annually and updated as appropriate.  It is available on the Company’s website, www.standardregister.com, by clicking on “Investor Center”, then “Corporate Governance” under “SR Overview” and following the link to “Board Charters.”

The Compensation Committee has sole responsibility for determining compensation for the Chief Executive Officer, and it   approves compensation for other executive officers. The Committee and the Subcommittee administer the equity and other compensation plans described in the executive compensation disclosures included in this proxy statement.   The Committee is responsible for reviewing and recommending to the board the annual retainer and other fees and grants for directors in connection with service on the board and Committees.

The Compensation Committee is authorized to establish and review the compensation strategy of the Company in order to align organizational strategies, goals, and performance with appropriate compensation rewards to executive officers and directors.  It accomplishes this by evaluating components of total compensation and assessing performance against goals, market competitive data, and other appropriate factors.  The Committee and the Subcommittee also have authority to make grants of stock awards to executive officers and senior management.  The Committee may recommend to the board, and to shareholders, new equity incentive plans or amendments to existing plans.  The Committee has sole authority to select and retain independent experts and consultants in the field of executive compensation, to advise with respect to market data, competitive information, executive compensation trends, and other matters as requested.

In many years, the Committee has established a discretionary pool of equity awards and delegated to the Chief Executive Officer and General Counsel the granting of such awards for purposes of new hire incentives, spot awards and recognition, and the like.  The General Counsel provides the Committee with an accounting of any discretionary grants made during the year.  In 2011, the Chief Executive Officer and General Counsel made three discretionary grants.

The Committee has not delegated any other of its accountabilities to any persons.

Executive officers work with the Committee and its independent compensation consultant to propose compensation features that provide appropriate incentives to meet Company goals and reward performance.  The primary role of executive officers in this regard is to identify and discuss components of the Company’s business plan that are critical to execution. Further, executive officers provide context regarding the degree of difficulty in attaining certain goals.  The Chief Executive Officer discusses with the Committee his evaluation of the performance of each executive officer, which the Committee takes into account in recommending compensation for executive officers other than the CEO. Executive officers participate and give input into the work valuation analysis undertaken by the Committee with respect to each executive officer role.

The Committee has directly retained an independent compensation consultant, Semler Brossy Consulting Group, LLC to assist in its duties.  Semler Brossy is retained for a number of purposes, including:  to construct an appropriate peer group, provide market competitive compensation data, recommend an appropriate mix of compensation elements, assist the Committee in performing the Chief Executive Officer performance evaluation, review and comment on management recommendations such as proposed grants of stock awards to non-officer management, and update the Committee on emerging trends.  A Semler Brossy representative attends all Committee meetings.  Semler Brossy is not engaged to perform any other consulting work for the Company.

In December 2011, upon recommendation by the Committee, the directors approved stock ownership policies for directors and Company officers appointed by the board of directors effective as of January 1, 2012. Executive officers and directors are required to hold 50% of their net shares received upon the exercise of stock options or the vesting of performance-based restricted shares or restricted stock until they meet their respective guidelines.  Net shares are those shares that remain after shares are sold or netted to pay the exercise price of stock options (if applicable) and withholding taxes.  The Stock Ownership Guidelines are available on the Company’s website, www.standardregister.com, by clicking on “Investor Center”, then “Corporate Governance” under “SR Overview” and following the link to “Stock Ownership Guidelines.”

Executive Committee

The Executive Committee has the authority to act on behalf of the board of directors during the time between meetings, in all matters except for filling vacancies on the board of directors or any of its committees. The Executive Committee met one time in 2011. F. David Clarke, III is Chairman of the Executive Committee, and Mr. Bailis and Mr. Morgan are the other members.  The Committee has no separate charter, but its authority is established by resolution of the board of directors.  Of the Executive Committee members, Messrs. Clarke and Bailis are considered independent, and Mr. Morgan was not considered independent.

Contact Information and Corporate Governance Document Availability

The board and its committees have established processes for shareholders and interested parties to contact the Presiding Director, Audit Committee, and board.  Director John Q. Sherman, II, has been selected to preside at the meetings of non-management directors of the board of directors to be held in 2012.  In 2011 the non-management members met three times.

Shareholders and interested parties may communicate with Mr. Sherman and with the Audit Committee through the Company’s website, www.standardregister.com, by clicking on “Investor Center”, then “Presiding Director” under “Contacts.”   Communications for the board, the Presiding Director and the Audit Committee may also be sent to the Corporate Secretary, The Standard Register Company, 600 Albany Street, Dayton, Ohio 45417.  All communications to the board, the presiding director, and the Audit Committee will be forwarded by the Corporate Secretary to the appropriate director(s).

The Charters of all board committees, the Corporate Governance Guidelines, the Code of Ethics, and the Independence Criteria, may be accessed on the Company’s website, www.standardregister.com by clicking on “Investor Center”, then “Corporate Governance” under “SR Overview”.  Printed copies of these documents are available on request by contacting the Corporate Secretary’s office at the address noted above.

AUDIT COMMITTEE REPORT

During 2011, the Audit Committee reviewed interim quarterly financial statements with management and the independent auditors. This review was conducted prior to the filing of the Company’s 10-Q reports containing the respective interim quarterly financial statements. In addition, the Committee reviewed and discussed the 2011 year-end audited financial statements with executive management, including the chief financial officer and the independent auditors. This review took place prior to publication of the audited financial statements in the 10-K filing and annual report to shareholders. Each review was conducted with the understanding that management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for examining the statements.

In further discharge of its responsibilities, the Audit Committee met with the independent auditors, both in the presence of management and privately. The Committee and independent auditors discussed those matters described in Public Company Accounting Oversight Board Interim Audit Standard AU Section 380, “Communication with Audit Committee.” These discussions included review of the scope of the audit performed with respect to the Company’s financial statements. The Company’s internal auditor also met with the Committee, both in the presence of management and privately, in order to review the effectiveness of the Company’s internal controls and the internal auditor’s responsibilities in that regard and other compliance and audit matters. The Company has maintained an internal audit function for many years. In addition, the Committee conducted regular private meetings with General Counsel, and with management, including the chief financial officer and corporate controller.

The Audit Committee received and discussed periodic reports of management and the internal auditor, with respect to design and assessment of the Company’s internal controls over the financial reporting process. The Committee further received and discussed the report of the independent auditors with respect to their audit of internal controls over financial reporting performed by the independent auditors in conjunction with the audit of the Company’s financial statements, as set forth in Public Company Accounting Oversight Board Auditing Standard No. 5.

The Audit Committee received the independent auditor’s written statement required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. This written statement described any relationships between the independent auditors and the Company that may reasonably be thought to bear on independence. Following receipt of this written statement and discussions of the matters described in it, the Committee was satisfied as to the auditor’s independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s annual report on Form 10-K, for fiscal year ending January 1, 2012, for filing with the Securities and Exchange Commission.

Michael E. Kohlsdorf, Chair

Julie D. Klapstein

R. Eric McCarthey

John J. Schiff, Jr.

Independent Registered Public Accounting Firm Information

With respect to the 2010 and 2011 fiscal years, the Company paid fees to Battelle & Battelle, LLP, its independent auditors, as follows:

FEES TO INDEPENDENT AUDITOR	FY 2011	FY 2010

Audit Fees	$700,000	$760,000
Audit-Related Fees	35,300	35,300
Tax Fees	0	0
All Other Fees	0	0

Total Fees	$735,300	$795,300

The Audit Committee has adopted a procedure for pre-approval of all fees charged by Battelle & Battelle. Under the procedure, the Audit Committee approves the engagement letter with respect to audit and review services noted on the table above. Audit-related, tax and other fees are subject to pre-approval by the entire Committee, or, in the period between meetings, by a designated member of the Audit Committee. Any such approval by the designated member is disclosed to the entire Audit Committee at the next meeting. All audit-related fees paid to Battelle & Battelle, LLP, with respect to the 2011 audit year were approved by the Audit Committee.

The category of audit fees includes the audit of the Company’s annual consolidated financial statements, the audit of internal control over financial reporting, the review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by Battelle & Battelle, LLP, in connection with statutory and regulatory filings or engagements. Battelle & Battelle LLP has advised the Company that permanent full-time employees and partners of Battelle & Battelle LLP performed substantially all of the work done in conjunction with its audits of the Company’s financial statements for the years ended January 1, 2012 and January 2, 2011.

Audit-related fees consist of assurance and related services provided by Battelle & Battelle, LLP, that were reasonably related to the performance of the audit or review of our financial statements. It included fees billed in 2011 and 2010 for the audits of our benefit plans.

The Audit Committee has determined that the provision of audit-related services by Battelle & Battelle, LLP, is compatible with maintaining such firm’s independence.

EXECUTIVE OFFICERS

This section provides information concerning each of the executive officers of the Company as of March 13, 2012 with the exception of Mr. Morgan, who is a nominee for director, and accordingly, his biographical information may be found in the section dealing with Proposal 1, under the heading “Nominees”.

Name

Age

          Served as

                      Officer Since

Bradley R. Cates

 42

2007

Mr. Cates is President, Healthcare Business Unit, a position he has held since September, 2009.  From March, 2009 to September 2009, Mr. Cates served as General Manager, Healthcare.  From April 2007 to April 2009, Mr. Cates served as Vice President, Sales and Marketing.  From September 2005 to April 2007, Mr. Cates served as Vice President, Marketing.

Thomas M. Furey

 47

2006

Mr. Furey is President, Industrial Business Unit, a position he has held since September, 2009.  From March, 2009 to September 2009, Mr. Furey served as General Manager, Industrial.  From April 2006 to April 2009, Mr. Furey served as Vice President, Chief Supply Chain Officer and General Manager, Document & Label Solutions.  He joined the Company in May 2004 as Vice President, Manufacturing Operations, Document & Label Solutions.  From December 2004 to April 2006, he served as Vice President & General Manager, Document & Label Solutions.

Robert M. Ginnan

 48

2009

Mr. Ginnan has been Vice President, Treasurer & Chief Financial Officer since February 27, 2009.  From June 2000 to February 2009, Mr. Ginnan served as Corporate Controller of Standard Register.

Gerard D. Sowar

 53

2010

Mr. Sowar has been Vice President, General Counsel and Secretary since January 2010.  From January 2008 to January 2010, Mr. Sowar served as Vice President, Deputy General Counsel.  From September 2005 to January 2008, he served as Vice President, Associate General Counsel.

PROPOSAL 2:   To vote on a proposal to ratify the appointment of Battelle & Battelle LLP, Certified Public Accountants, as Standard Register’s independent auditors for the year 2012

The Audit Committee of the board has selected Battelle & Battelle LLP, Certified Public Accountants, to perform the audit of our financial statements and our internal controls over financial reporting for the fiscal year ending December 30, 2012, as the Company’s independent auditors for the year 2012.  Battelle & Battelle LLP was our independent auditing firm for the fiscal year ended January 1, 2012.

We are asking our shareholders to ratify the selection of Battelle & Battelle LLP, Certified Public Accountants, as our independent auditing firm.  Although ratification is not required by the Company’s Code of Regulations or otherwise, the board is submitting the selection of Battelle & Battelle LLP, Certified Public Accountants to our shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify such selection, the Audit Committee may nonetheless choose to engage Battelle & Battelle LLP, Certified Public Accountants.  Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent auditing firm at any time during the year if it determines that such a change would be in the interest of Standard Register and our shareholders.

A representative of Battelle & Battelle LLP, Certified Public Accountants will be present at the annual meeting.  The representative will have an opportunity to make a statement to the shareholders and will be available to respond to appropriate questions.

The affirmative vote of a majority of the voting power of the Company’s outstanding voting stock which is present in person or by proxy at the annual meeting is required to adopt the proposal.  Abstentions from voting by holders of shares otherwise present at the meeting will have the same effect as votes against the proposal.  Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the voting.

The board of directors recommends that you vote FOR the selection and retention of Battelle & Battelle, LLP, Certified Public Accountants, as the Company’s independent auditors for the year 2012.

PROPOSAL 3: Advisory vote on compensation of the Company’s named executive officers

The Company seeks your advisory vote on our executive compensation programs. The Company asks that you support the compensation of our named executive officers as disclosed in the Executive Compensation section and the accompanying tables contained in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The year 2011 represented an important progression for the Company as we continued our evolution from a products-focused company to a market-focused innovator. When we launched our transformation strategy three years ago, we recognized the difficult economy would present particular challenges that could temper our progress. In 2011, we encountered challenges, yet still made important strategic strides. Over the past year, we have:

•

Validated our strategy of providing market-focused solutions which enable our customers to align their brand communications with their corporate priorities and standards;

•

Stabilized total revenue;

•

Confirmed that our core solutions resonate with our customers.  Our core solutions are a suite of solutions designed to assist our customers in meeting their strategic business needs. These core solutions have shown organic growth and we have continued to grow core revenue as a percentage of total revenue:  40% of total revenue in 2011 compared to 37% in 2010 and 32% in 2009;

•

Made several investments in upgrades to digital equipment and customer facing software to enhance the core solutions portfolio;

•

Acquired Dialog Medical in our healthcare business, providing us with the capability to migrate to other key patient communication processes.  Since the acquisition, we have closed new business through both Dialog Medical and Company channels; and

•

Achieved revenue growth in our in-mold label solutions, which continue to have a strong pipeline.

While we have had success achieving our longer-term objectives, our high expectations have required some recalibration in the nearer term. In particular, we fell short of our aggressive financial goals (as shown in the table below) and experienced a decline in our stock price.

Metric	2010 Actual	2011 Plan	2011 Actual
Revenue	$668	$695	$648
Adj. Earnings from Operations[1]	$20.9	$35.1	$13.6
Unadjusted EPS[2]	$0.09	$0.19	($3.02)
FYE Stock Price	$3.41	NA	$2.33

1  To ensure the 2010 and 2011 values are comparable, the 2010 actual adjusted earnings from operations has been reduced $29.3M to account for restructuring charges and a shift in accounting methodology for inventory from a combination of LIFO and FIFO methods to using FIFO for all inventory. The 2011 value reflects 2012 restructuring charge of $5.5M booked in 2011.

[2]  EPS values are not adjusted for the change in accounting methodology from the combination of LIFO and FIFO methods to using FIFO method for all inventories. Note, the primary driver of the decline in the 2011 actual EPS was the non-cash charge to tax expense of $89.5 million ($3.08 per share) to establish a valuation allowance against certain deferred tax assets.

Our performance has had a significant impact on executive pay since incentives only pay out when warranted by financial results, underscoring the tight alignment between pay and performance. Consequently, as shown in the graph below, 2011 total direct compensation (“TDC”), which consists of salary as well as annual and long-term incentives, for named executive officers (“NEOs”) was significantly below target, reflecting the levels of performance achieved. NEOs did not earn annual incentive or Performance-Based Restricted Shares (“PRS”) (see additional detail under “2011 Compensation Decisions”). Furthermore, the 2011 stock option grants were underwater as of January 1, 2012 (as were all outstanding option grants), thereby aligning with shareholder outcomes. To the extent our stock price rises in the future above the 2011 stock option grant exercise price of $3.38, the intrinsic value of the 2011 stock options will rise as well.

2011 NEO Total Direct Compensation (TDC)
($000)

		CEO	CFO	President, Industrial Business Unit	Former President, Commercial Business Unit[1]
Base Salary	Target[2]	$600	$320	$282	$294
	Realizable[3]	$600	$318	$281	$294
Annual Incentive	Target[2]	$510	$208	$141	$147
	Realizable[3]	$0	$0	$0	$0
Stock Options	Target[2]	$677	$175	$100	$100
	Realizable[3]	$0	$0	$0	$0
PRS	Target[2]	$677	$175	$100	$100
	Realizable[3]	$0	$0	$0	$0
TDC	Target[2]	$2,464	$878	$623	$641
	Realizable[3]	$600	$318	$281	$294
% of Target TDC at Risk		76%	64%	55%	54%

1

The former President, Commercial Business Unit left the Company in November 2011. The actual figure here is based on TDC and does not include the severance.

2

Target TDC represents base salary rate, the target annual incentive opportunity, and the grant date fair market value of PRS and stock options.

3

Realizable TDC represents base salary, the actual annual incentive earned, and the intrinsic value of long-term incentive grants as of January 1, 2012. The intrinsic value of the 2011 PRS grant was $0 since threshold performance was not achieved, and the grant was forfeited. The intrinsic value of the 2011 stock option grant was $0 since the stock price on January 1, 2012 ($2.33) was below the exercise price ($3.38).

Our executive compensation program is designed to promote a pay-for-performance philosophy in both good and challenging times:

•

The pay mix reflects a heavy emphasis on performance-oriented vehicles (76% for the CEO and 64% for the CFO as shown in the “2011 Total Direct Compensation” graph above).

•

The variable components of the program, consisting of annual cash incentive awards and PRS, tie directly back to business objectives through the metrics used in the plans and the variability based on achievement of objectives.

•

Stock options only provide value to the executives to the extent shareholders see an increase in stock price.

Under this design, superior performance should result in above-target payouts while below-target performance should result in payouts below target. Accordingly, since we have fallen short of target over the past three years of transformation, actual payouts to our NEOs have been significantly below target over the same time period. NEOs have been awarded little to no annual cash incentive and PRS payouts, and their outstanding stock options are currently underwater. The graph below demonstrates that the variability and alignment between pay and performance in our compensation program has continued over multiple periods. While this graph focuses on our CEO, Mr. Morgan, outcomes for other executives are similar. While the Compensation Committee (the “Committee”) increased Mr. Morgan’s target opportunity to position his target TDC at median in 2011, his realizable TDC continues to be positioned significantly below target.

2009 – 2011 CEO Total Direct Compensation (TDC) vs.

Adjusted Earnings from Operations Performance

	CEO TDC ($000)		Adjusted Earnings from Operations[1] ($MM)
	Target[2]	Realizable[3]	Target	Actual
2009	$1,521	$732	$52	$10
2010	$2,049	$1,034	$23	$21
2011	$2,464	$600	$35	$14

1

To ensure values are comparable across all years, the 2009 and 2010 actual adjusted earnings from operations has been adjusted to account for restructuring charges and a shift in accounting methodology for inventory from a combination of LIFO and FIFO methods to using FIFO for all inventory. The previously reported results for 2009 were $55.6M at target and $45M actual; the previously reported results for 2010 were $32.0M at target and $29.3M actual.

2

Target TDC represents base salary rate, the target annual incentive opportunity, and the grant date fair market value of PRS and stock options.

3

Realizable TDC represents base salary, the actual annual incentive earned, and the intrinsic value of long-term incentive grants as of January 1, 2012. The intrinsic value of the PRS grants is based on the number of shares that were earned (0, 58,419, and 0 in 2009, 2010, and 2011, respectively) multiplied by the stock price on January 1, 2012 ($2.33).  The intrinsic value of the 2009, 2010, and 2011 stock option grants was $0 since the stock price on January 1, 2012 ($2.33) was below each grant's respective exercise prices ($5.22, $5.82, and $3.38 in 2009, 2010, and 2011, respectively).

Note that in 2009 no PRS were granted due tPo difficulty in setting targets, and the Committee determined the stock option grant (representing 50% of total LTI opportunity) was sufficient. Therefore, the target total direct compensation opportunity was artificially low in that year. The Committee reinstituted the PRS program in 2010.

2011 Compensation Decisions

The Committee took the following compensation actions for NEOs in 2011:

•

Provided merit increases to NEOs except the CEO whose salary remained frozen at his 2010 level.

•

Increased the CEO’s target annual cash and long-term incentive opportunities to position them at approximately competitive median levels of similarly-sized companies in the manufacturing industry using published survey data from Mercer. However, actual payouts and realizable equity values are based on company performance.

•

Set challenging goals for the annual cash incentive and PRS plans that are directly tied to our operating plan. Financial goals were set so that significant improvement over 2010 results was required to achieve target payouts.

—

Adjusted earnings from operations required a 68% increase over 2010 results to achieve target payouts.

—

Additionally,  in 2011, we introduced earnings per share as a performance metric in the annual and long-term incentive plans for the CEO, CFO, and General Counsel in order to reinforce accountability among those who have the most direct responsibility for delivering bottom line results. The target EPS goal of $0.19 required a $0.10 increase over 2010 EPS of $0.09 to earn the target award.

—

Finally, the annual cash incentive plan also incorporated a “gate” on corporate adjusted earnings from operations so that achievement below the threshold level would result in no payouts for any participant, regardless of performance under other metrics.

•

Awarded no payouts under the annual cash incentive and PRS plans as a result of below-threshold corporate adjusted earnings from operations performance.

Performance Goals for CEO and CFO

Incentive Program	Performance					Pay Outcome
	Metric	Threshold	Target	Maximum	Actual
Annual Cash Incentive Award	Adjusted Earnings from Operations (20%)	$27.1	$35.1	$39.5	$13.6	0% of Target (gate not achieved)
	EPS (unadjusted) (20%)	$0.02	$0.19	$0.27	($3.02)
	Revenue ($MM) (40%)	$674.7	$695	$713.2	$648.1
	Customer Satisfaction (20%)	52	56	60	68
PRS	Adjusted Earnings from Operations per share (50%)	$0.56	$0.73	$0.81	$0.26	0% of Target
	EPS (unadjusted) (50%)	$0.02	$0.19	$0.27	($3.02)

Performance Goals for President, Industrial Business Unit

Incentive Program	Performance					Pay Outcome
	Metric	Threshold	Target	Maximum	Actual
Annual Cash Incentive Award	Earnings from Operations for BU ($MM) (40%)	$4.8	$6.3	$7.0	$0.10	0% of Target (gate not achieved)
	Revenue for BU ($MM) (40%)	$83.2	$86.0	$88.3	$77.8
	Customer Satisfaction (20%)	52	56	60	68
PRS	Adjusted Earnings from Operations per share (100%)	$0.56	$0.73	$0.81	$0.26	0% of Target

Performance Goals for Former President, Commercial Business Unit

Incentive Program	Performance					Pay Outcome
	Metric	Threshold	Target	Maximum	Actual
Annual Cash Incentive Award	Earnings from Operations for BU ($MM) (40%)	$6.8	$8.8	$9.9	$3.3	0% of Target (gate not achieved)
	Revenue for BU ($MM) (40%)	$349.3	$357.0	$366.1	$333.6
	Customer Satisfaction (20%)	52	56	60	68
PRS	Adjusted Earnings from Operations per share (100%)	$0.56	$0.73	$0.81	$0.26	0% of Target

•

Approved stock ownership policies for executive officers and directors for implementation in 2012. Executive officers and directors are required to hold 50% of their net shares1 received upon the exercise of stock options or the vesting of performance-based restricted shares or restricted stock until they meet the following guidelines:

Participant	Guideline
CEO	5x salary
CFO	2x salary
Other executive officers	1x salary
Directors	4x base retainer

•

Agreed to suspend contributions to the SERP benefit beginning in 2012 to contain costs and to align the compensation program with emerging best practices.

1 Net shares are those shares that remain after shares are sold or netted to pay the exercise price of stock options (if applicable) and withholding taxes.

•

Continued to practice other sound corporate governance as it relates to compensation. We:

—

Provide no perquisites or tax gross-ups;

—

Require double trigger on acceleration of vesting of equity awards granted after 2009;

—

Conduct compensation risk assessments annually;

—

Have implemented an anti-hedging policy; and

—

Employ an independent compensation consultant.

Looking Forward to 2012

The Committee continually evaluates the executive compensation program to ensure it continues to support our business objectives. For 2012, as the Company begins a major restructuring, the Committee has identified a number of changes to be made in addition to implementing stock ownership policies and suspending the SERP contributions described previously:

•

The 2012 annual cash incentive plan design has been refined to focus participants on key financial metrics they can influence.

—

Corporate participants’ payouts are based on the following metrics: corporate operating profit (50%) and corporate revenue (50%). An operating profit gate must be met in order to pay out any award for corporate participants.

—

Business unit participants’ payouts are based on the following metrics: corporate operating profit (40%), business unit operating profit (30%) and business unit revenue (30%). The corporate gate does not apply to the business unit revenue and operating profit metrics. Instead, the corporate operating profit threshold is required for business unit participants to achieve above-target payouts on these metrics.

•

The 2012 long term incentive plan consists of two vehicles: (1) time based restricted stock (40%) to aid in retention during this challenging period in our Company’s history and (2) performance restricted stock (60%) to ensure payouts are aligned with longer-term financial goals.

—

The 2012 LTI grants to NEOs and directors were reduced by 30% compared to 2011 levels in light of 2011 performance and our currently suppressed stock price.

—

Time-based restricted stock has a three year cliff vesting period.

—

The PRS grant will be earned based on 1- and 2- year earnings before interest, taxes, depreciation, amortization, restructuring, and pension amortization and settlement (“EBITDARP”) goal to reflect the Company’s focus on cash and to begin to move to a longer-term performance period. Earned awards will be subject to additional years of service vesting to ensure retention and continual focus on long-term performance.

▪

50% on 1 year corporate EBITDARP (vests 50% when earned and 50% 1 year after earned)

▪

50% on 2 year cumulative corporate EBITDARP (vests in full 1 year after it is earned)

Conclusion

In summary, our compensation program design and actual pay results illustrate our pay-for-performance philosophy.  While we have increased target opportunities for our CEO to ensure competitiveness during a challenging transformation period, our heavy emphasis on performance-based pay has resulted in a strong alignment between our executive’s pay and realized results for our shareholders. As our transformation takes hold and our performance strengthens, we will assess the design of the program to ensure it continues to:

▪

Reflect our business strategy and objectives directly, furthering the long-term interests of our shareholders.

▪

Consider industry-specific and market practices to establish compensation levels that attract, motivate, reward, and retain key contributors.

As part of that assessment, we will consider the results from the shareholder advisory vote on executive compensation when making future compensation decisions and policies regarding NEOs.

The board of directors recommends that you vote FOR the Company’s compensation of our named executive officers as disclosed in the Executive Compensation section and the accompanying compensation tables contained in this proxy statement.

PROPOSAL 4: Advisory vote on frequency of the advisory vote on compensation of the Company’s named executive officers

The Company would also like to seek your input with regard to the frequency of future shareholder advisory votes on our executive compensation programs. In particular, we are asking whether the advisory vote should occur every three years, every two years or every year.

After consideration of this Proposal, the board of directors believes that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore the board of directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.  In making its recommendation, the board of directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our shareholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our shareholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the board of directors or the Company in any way, the board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The board of directors recommends a vote FOR the option of once every year as the frequency with which shareholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

EXECUTIVE COMPENSATION

For additional information regarding executive compensation, please refer to the Company’s Proposal No. 3, Advisory Vote on the Compensation of the Company’s named executive officers.

Summary Compensation Table

The following table and footnotes contain information regarding compensation for 2010 and 2011 by:

•

Our Chief (Principal) Executive Officer

•

Our two other most highly compensated executive officers

•

Our former President, Commercial Business Unit

We refer to these officers collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Joseph P. Morgan, Jr.
President and Chief Executive Officer	2011	600,000	677,000	709,764	-	142,384	2,129,148
	2010	600,000	500,002	498,543	298,104	103,033	1,999,682
Robert M. Ginnan
Vice President, Treasurer and	2011	318,461	174,992	183,469	-	74,521	751,443
Chief Financial Officer	2010	300,000	149,999	149,562	129,178	51,711	780,450
Thomas M. Furey
President, Industrial Business Unit	2011	281,385	100,005	104,840	-	69,695	555,925
	2010	274,000	83,331	83,090	136,414	47,851	624,686
Jerrold A. Beigel
Former President, Commercial Business Unit	2011	294,262	100,005	104,840	-	299,504	798,611
	2010	285,000	99,999	99,710	57,000	6,232	547,941

(1)

Represents the total grant date fair value of awards issued during the year computed in accordance with Accounting Standards Codification (ASC) Topic 718.  See Note 14 to our Consolidated Financial Statements included in Form 10-K for the year ended January 1, 2012 for discussion of the relevant assumptions used to determine fair value of stock and option awards. The amounts shown represent the estimate of total compensation expense at the date of grant that would be recognized over the performance period.  These amounts do not represent actual amounts paid to the named executive officers.  Whether, and to what extent, the named executive officers realize value on equity awards depends on our financial performance, our stock price, and continued employment.

The stock awards issued in 2011 and 2010 were all performance-based.  Compensation amounts in the above table were based on our estimate of the probable outcome of the performance condition at the date of grant, and not necessarily the maximum amount that could be earned by the named executive.  The maximum amounts that could have been earned by the named executive officers for the stock awards issued in 2011, in order are: $1,015,500, $262,488, $150,008 and $150,008.  All of the shares awarded in 2011 were forfeited and canceled in February, 2012 because the minimum level of the performance objective was not met at the end of 2011.

The maximum amounts that could have been earned by the named executive officers for the stock awards issued in 2010, in order are: $750,003, $224,998, $124,997 and $149,998.  Approximately 32% of the original shares awarded in 2010 were forfeited and canceled in 2011 because the target level of the performance objective was not met at the end of 2010.

(2)

The amounts for 2010 represent annual cash incentive awards earned during the year under our Management Incentive Compensation Plan and paid in 2011 upon approval of our Compensation Committee.  The 2010 annual award was based upon the attainment of objective business performance goals approved by our Compensation Committee.  The amounts paid represent a payout percentage of approximately 66 % of the overall target award amount for Messrs. Morgan and Ginnan, 100% for Mr. Furey and 40% for Mr. Beigel.

No annual cash incentive awards were earned in 2011.

(3)	The table below shows the components of other compensation.

Name	Year	Company Contribution to Tax-Qualified 401(k) Plan ($) (a)	Company Contribution to Supplemental Defined Contribution Plan ($) (b)	Severance ($) (c)	Total ($)
Joseph P. Morgan, Jr.	2011	7,668	134,716	-	142,384
	2010	13,033	90,000	-	103,033
Robert M. Ginnan	2011	7,375	67,146	-	74,521
	2010	6,711	45,000	-	51,711
Thomas M. Furey	2011	7,025	62,670	-	69,695
	2010	6,751	41,000	-	47,751
Jerrold A. Beigel	2011	5,504	-	294,000	299,504
	2010	6,232	-	-	6,232

(a)

Under the 401(k) Savings Plan, we match fifty cents on the dollar for the first six percent (6%) of the participant’s compensation deferred into the plan.  The Company’s match vests after three years of service.  In early 2012, we suspended the Company match under the 401(k) Savings Plan.

(b)

Participants in the Supplemental Executive Retirement Plan, a defined contribution plan, are credited with 15% of annual base salary and cash incentive compensation.  Accounts are credited annually with an investment return which is currently 6%. In early 2012, the annual contributions to participants under the Plan were suspended and the annual investment return was changed from 6% annually to a rate based on the applicable federal long-term rate.

(c)

Mr. Beigel left the Company for reasons other than cause. As a condition of Mr. Beigel’s employment, he was guaranteed a severance package equal to one year of base compensation.

Stock and Option Awards

Stock Options – Stock options granted have a contractual term of ten years and become exercisable ratably over a service period of four years.

Stock Awards –Stock awards issued are in the form of performance-based restricted shares and are granted at the target level.

•

The performance-based restricted stock awards have a one-year performance period and a three year vesting period.   25% of the award will vest upon achievement of performance goals, 25% of the award will vest upon achievement of the performance goals and one additional year of service, and 50% of the award will vest upon achievement of the performance goals and two additional years of service.

•

The minimum number of performance restricted stock awards that could vest is 50% of target for achievement of a minimum performance goal and the maximum number of performance restricted stock awards that could vest is 150% of target for achievement of a maximum performance goal.

If the actual performance achieved is below the threshold level, all of the shares previously granted are forfeited. If the actual performance achieved is above the target level, additional shares are granted and immediately vested.

Outstanding Equity Awards

The following table contains information related to unexercised stock option awards and nonvested restricted stock awards held by each of our named executive officers at January 1, 2012.

	Stock Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (1)	Number of Securities Underlying Unexercised Options (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
	(#)	(#)	($)		(#)	($)	(#)	($)
	Exercisable	Unexercisable
Joseph P. Morgan, Jr.
	17,050	-	20.16	02/05/13	-	-	243,519	567,399
	17,050	-	18.01	02/18/14
	10,900	-	12.89	02/23/15
	8,887	-	17.00	02/22/16
	16,000	-	13.07	02/21/17
	40,050	13,350	9.51	04/29/18
	50,000	50,000	4.70	02/25/19
	93,950	93,950	5.22	04/30/19
	46,302	138,906	5.82	03/02/20
		433,974	3.38	03/03/21

Robert M. Ginnan	2,500	-	22.87	02/13/12	500	1,165	64,764	150,900
	2,500	-	20.16	02/05/13
	1,500	-	13.57	03/14/13
	6,000	-	18.01	02/18/14
	3,000	-	12.89	02/23/15
	5,000	-	17.00	02/22/16
	4,400	-	13.07	02/21/17
	22,500	22,500	4.70	02/25/19
	23,850	23,850	5.22	04/30/19
	13,890	41,672	5.82	03/02/20
	-	112,179	3.38	03/03/21

Thomas M. Furey	7,000	-	12.35	05/28/14	-	-	36,802	85,749
	3,500	-	12.89	02/23/15
	5,000	-	17.00	02/22/16
	4,280	-	13.30	04/27/16
	14,000	-	13.07	02/21/17
	22,500	7,500	9.51	04/29/18
	12,500	12,500	4.70	02/25/19
	13,250	13,250	5.22	04/30/19
	7,717	23,151	5.82	03/02/20
	-	64,103	3.38	03/03/21

Jerrold A. Beigel	25,700	-	4.70	11/03/19
	9,260	-	5.82	03/02/20

(1)

The vesting date of each option is listed in the table below by expiration date.

Expiration	Vesting	Expiration	Vesting	Expiration	Vesting
Date	Date	Date	Date	Date	Date

02/13/12	02/13/04	02/23/15	02/23/09	02/25/19	02/25/13
02/05/13	12/31/04	02/22/16	02/22/10	04/30/19	04/30/13
03/14/13	03/14/05	04/27/16	04/27/10	11/03/19	11/03/13
02/18/14	12/31/04	02/21/17	02/21/11	03/02/20	03/02/14
05/28/14	05/28/08	04/29/18	04/29/12	03/03/21	03/03/15

(2)

Mr. Ginnan has 500 shares of service-based restricted stock that will vest in 2012.

(3)

The stock price used to calculate values in the above table is $2.33, the closing price on December 30, 2011, the last trading day of 2011.

(4)

All of the shares shown are performance-based restricted shares.  199,705 shares for Mr. Morgan, 51,620 shares for Mr. Ginnan, and 29,500 shares for Mr. Furey were forfeited and canceled in February, 2012 because the target level of performance was not met at the end of 2011.

Retirement Benefits

The Stanreco Retirement Plan (Qualified Plan) is our qualified defined benefit pension plan.  The traditional formula provides a defined benefit calculated as 1.3 percent of final average pay (average of highest five years of base and annual cash incentive) times years of credited service.  Mr. Ginnan participates under this formula.  Effective June 30, 2008, we modified the Qualified Plan and the nonqualified supplementary benefit plan discussed below for participants that were still accruing benefits under the plans.  As a result, these participants ceased accruing pension benefits and final pension benefit amounts will be based on pay and service through June 29, 2008.  Normal retirement age is 65, but unreduced benefits are available at age 62.  Plan participants can elect payment in the form of a lump sum or an annuity.

The benefit amount for certain participants (primarily those hired after December 31, 1999) was frozen in 2004 and these participants no longer earn any additional benefit credits; however, their lump sum earns 4% interest annually until termination of employment with the Company (pension equity formula).  Mr. Morgan and Mr. Furey participate under this formula.

The Non-Qualified Retirement Plan supplements the Qualified Plan and was available to all Qualified Plan participants who were affected by limits imposed by the Tax Reform Act of 1986, including executive officers.  It provides retirement benefits that would have been payable from the Qualified Plan but for such limits.  Benefits are calculated using the same formula as the Qualified Plan, traditional or pension equity, and all features of the Non-Qualified Retirement Plan are the same as the Qualified Plan.  Mr. Morgan participates in this plan.

Mr. Morgan also participates in the Officers’ Supplemental Non-Qualified Plan which provides additional retirement benefits based on years of credited service as an executive officer in excess of five years.  It provides a defined benefit calculated as 3.05 percent of final average pay (the average of the highest five years of base and annual cash incentive) times years of officer service in excess of five years.  Effective January 1, 2007, the plan was frozen to new participants and benefits were frozen for most participants, including Mr. Morgan.  This plan was replaced by the defined contribution plan discussed below.

The sum of annual benefits payable under the above retirement plans cannot exceed more than 50% of the executive officer’s final average pay.

With the exception of our Qualified Plan, we do not fund any retirement plans, but we accrue for projected benefits and pay benefits from general corporate assets.  None of the defined benefit retirement plans provide flexibility to enhance the years of service or other components of the formula other than by plan amendment.  We have not enhanced years of service or other components of the formulas for any executive officer.

Non-Qualified Defined Contribution Plans

We have a Supplemental Executive Retirement Plan for officers designed to supplement benefits available under our 401(k) savings plan.  Participant accounts are credited annually on the last day of the year with 15% of their annual compensation, which includes base salary and annual cash incentive awards.  Accounts are credited annually with an investment return which currently is 6%. Participants are fully vested after ten years of credited service as an officer, eligibility for early retirement, death, or disability.  Benefit payments are made in ten equal installments and are paid from general company assets.  We currently do not fund this plan.  Messrs. Morgan, Ginnan and Furey participate in this plan.  In early 2012, the annual contributions to participants under the Plan were suspended and the annual investment return was changed from 6% annually to a rate based on the applicable federal long-term rate.  In addition, the vesting period was changed from ten years of credited officer service to ten years credited Company service.

Potential Payments upon Termination or Change in Control

Employment Agreements

None of our named executive officers has a written employment agreement.  We have generally provided separation benefits equal to one year of base compensation to executive officers who are asked to leave the Company for reasons other than cause.  In the past, the benefits were not contractual and were subject to approval by our Board of Directors.  However, there was no guarantee that the executive officer would receive separation benefits above our normal severance policy of one week for each year of service, up to a maximum of 26 weeks.  In February 2012 the Board of Directors approved severance agreements for our executive officers. Under the severance agreement, if the Company terminates the executive officer’s employment without cause or the executive officer terminates his or her employment for good reason, then the executive officer will be entitled to an amount equal to 0.5 – 1.0 times his or her base annual salary, depending on length of service with the Company.  Where the executive officer’s length of service with the Company is at least six months but not longer than 24 months, the amount will be 0.5 times the executive’s base annual salary. Where such length of service is longer than 24 months, the amount will be 1.0 times the executive’s base annual salary.

Management Incentive Compensation Plan

Change in Control – In the event of a change in control, employees, including the named executive officers, are entitled to receive a payment equal to his or her target cash incentive award for the incentive period that includes the date of the change of control.

Termination Provisions - If an executive officer’s employment terminates due to death or disability during the incentive period, a prorated amount of any unpaid incentive awards will be payable to the executive officer if the performance goals are achieved.  An executive officer who remains employed through the incentive period, but is terminated prior to the payment date, is entitled to receive any incentive award if the performance goals are achieved.  If an executive officer’s employment terminates for any reason other than due to death or disability during the incentive period, the balance of any unpaid cash incentive awards will be forfeited by the executive officer.

Equity Plans

Change in Control - Under both the 2002 and 2011 Equity Incentive Plans, if the executive officer’s employment is terminated any time within the 24 calendar months after the effective date of a change in control (i) by the Company (or its successor) for any reason other than cause or due to the executive’s permanent and total disability or (ii) by the executive for good reason (as defined in the plans):

•

Any option shall become exercisable within one year or the remainder of option term, whichever is less.

•

Shares of nonvested service-based restricted stock are immediately vested, and

•

A pro-rated number of shares of performance-based restricted stock are immediately vested, based upon the percentage of the maximum applicable performance goals represented by the Company’s actual performance through the date of the change in control.

Termination Provisions - Incentive options and nonqualified options are treated similarly under the 1995 Stock Option Plan and the 2002 and 2011 Equity Incentive Plans in the event of termination of employment.   In general the exercisable portion of any option will terminate ninety days after termination of employment other than for cause, and the unexercisable portion will terminate upon the date of termination.  However, all nonqualified options continue to vest and be exercisable after termination if the termination is due to retirement in accordance with our normal retirement policy after age 62, death, or permanent and total disability.  If an employee dies or becomes disabled while employed by the Company or within ninety days after termination for reasons other than cause, any options exercisable as of that date can be exercised at any time within one year after the date of termination of employment by the employee’s estate, guardian, or persons to which the options were legally transferred.  All options terminate immediately if employment is terminated for cause or if the employee violates any written employment or non-competition agreement with the Company.

Under the 2002 and 2011 Equity Incentive Plans, upon termination of employment, all nonvested shares of restricted stock are forfeited, unless the employee leaves the Company as a result of retirement in accordance with our normal retirement policy, after age 62 with ten years of service, or due to death or permanent disability.  In these cases, service-based restricted shares immediately vest and a pro-rated number of shares of performance-based restricted stock continue to be subject to the vesting provisions of the awards.

Retirement Plans

Change in Control - Under the Non-Qualified Retirement Plan, in the event of a change of control, a participant’s benefit under the plan immediately becomes fully vested.

The change of control provisions in the Officers’ Supplemental Non-Qualified Retirement Plan and the Supplemental Executive Retirement Plan provide that upon the involuntary termination of employment of a participant by the Company or its successor within one year after a change of control, the plan will pay the participant their benefit in a single lump sum approximately six months after termination.  Involuntary termination following a change of control means the participant was not offered a similar position in responsibility and compensation as they held prior to the change in control or their normal place of work is relocated more than 50 miles away and within six months of the change of control the participant voluntarily terminates his employment.

Termination Provisions - In the event of termination, the named executive officers are entitled to receive any benefits that they would otherwise be entitled to under the Qualified Plan, the Non-Qualified Retirement Plan, the Officers’ Supplemental Non-Qualified Retirement Plan, and the Supplemental Executive Retirement Plan.  Benefits under these plans generally are not affected by whether a participant’s employment terminates with or without cause.  However, under all plans except the Qualified Plan, any unpaid portion of a participant’s benefit is forfeited if the participant is convicted of a felony during or arising from the participant’s employment with the Company, engages in competition with the Company after termination of employment with the Company, or discloses the Company’s confidential information.

Death benefits under the Qualified Plan and the Non-Qualified Plan are equal to approximately 50% of the total accumulated benefit amount.  Under the Officers’ Supplemental Non-Qualified Retirement Plan, death benefits equal 100% of the accumulated benefit amount.

DIRECTOR COMPENSATION

Our directors play a critical role in guiding our strategic direction and overseeing the management of our Company.  The following table contains information concerning the compensation earned in 2011 by our non-employee directors.

Name	Fees Earned or Paid in Cash	Stock Awards	Total
	($)	($	($)
F. David Clarke, III (Chairman)	100,000	65,003	165,003
David P. Bailis	55,000	65,003	120,003
Roy W. Begley, Jr.	64,000	65,003	129,003
Julie D. Klapstein	38,125	65,003	103,128
Michael E. Kohlsdorf	68,000	65,003	133,003
R. Eric McCarthey	55,000	65,003	120,003
John J. Schiff, Jr.	46,500	65,003	111,503
John Q. Sherman, II	64,000	65,003	129,003

Fee Earned or Paid in Cash - Non-employee members of our Board of Directors receive an annual retainer fee of $25,000 and $1,000 for each Board of Directors meeting attended.   Mr. Morgan, our Chief Executive Officer, did not receive any fees for serving as a member of the Board of Directors.  Non-employee board members also receive additional compensation for serving on board committees as follows:

•

Compensation Committee members receive an annual retainer fee of $5,500, and a per-meeting fee of $750.  Current members of the Compensation Committee are:  Messrs. Bailis, Begley, Kohlsdorf, Sherman and Ms. Klapstein.  Mr. Begley is Chairman of the Committee and receives an additional retainer fee of $10,000.

•

Corporate Governance and Nominating Committee members receive an annual retainer fee of $5,500, and a per-meeting fee of $750.  Current members of the Corporate Governance and Nominating Committees are:  Messrs. Bailis, Begley, McCarthey, and Sherman.  Mr. Sherman is Chairman of the Committee and receives an additional retainer fee of $10,000.

•

Audit Committee members receive an annual retainer fee of $7,500, and a per-meeting fee of $1,000.  Current members of the Audit Committee are:  Messrs.  Kohlsdorf, McCarthey, Schiff and Ms. Klapstein.   Mr. Kohlsdorf is Chairman of the Committee and receives an additional retainer fee of $10,000.

•

Executive Committee members receive no annual retainer but are paid $1,000 per meeting attended.  Current members of the Executive Committee are: Mr. Clarke, Chairman, with Mr. Bailis and Mr. Morgan as the other members.  Mr. Clarke and Mr. Morgan do not receive any payments for attending Executive Committee meetings.

•

The annual retainer fee for our Chairman of the Board is $100,000.  The Chairman of the Board does not receive any additional fees.

Our directors are paid $750 for each half-day of board-related work outside of regular board or committee meetings, and are entitled to receive reimbursement of reasonable out-of-pocket expenses incurred by them to attend board meetings.

Stock Awards - Represents the total number of shares granted during 2011 multiplied by the grant date fair value of $3.39 per share. The grant date fair value is determined under ASC Topic 718, and is equal to the closing price of our common stock on May 6, 2011 (the grant date).

The table below provides information for the number of restricted shares that remain unvested and the number of options that are outstanding at January 1, 2012.

	Restricted Stock Awards	Stock Option Awards
Name	Number of shares that have not vested (#)	Number of shares Outstanding (#)
F. David Clarke, III (Chairman)	36,117	4,000
David Bailis	38,338	-
Roy W. Begley, Jr.	36,117	4,000
Julie D. Klapstein	19,175	-
Michael Kohlsdorf	38,338	-
Eric McCarthey	38,338	-
John J. Schiff, Jr.	36,117	4,000
John Q. Sherman, II	36,117	4,000

Effective January 1, 2012, the board approved stock ownership guidelines for executive officers and directors under which directors are required to hold 50% of their net shares received upon the exercise of stock options or the vesting of performance-based restricted shares or restricted stock until they meet the guideline of four times their base annual retainer.  Net shares are those shares that remain after shares are sold or netted to pay the exercise price of stock options (if applicable) and withholding taxes.

In early 2012 director Michael E. Kohlsdorf informed the Chairman he would retire from the board at the end of his term, April 2012. Pursuant to the terms of the 2002 Equity Incentive Plan, upon Mr. Kohlsdorf’s retirement, all shares of restricted stock still subject to restrictions under the Plan, and all retained dividends associated with such shares, will be forfeited; provided, however, that the Compensation Committee may, in its discretion, waive in whole or in part any or all remaining restrictions with respect to shares of restricted stock. The Compensation Committee has determined that in recognition of Mr. Kohlsdorf’s service as a director of the Company, that the restrictions relating to the shares scheduled to vest in late April and early May of 2012 (totaling 13,357 shares) will be waived. All other unvested shares of restricted stock held by Mr. Kohlsdorf will be forfeited as of April 26, 2012.

The board of directors does not intend to present any other proposals for action by the shareholders at the annual meeting and has not been informed that anyone else intends to present any other proposal for action by the shareholders at the annual meeting.

OTHER MATTERS

 Solicitation Expenses

The Company will pay the costs to solicit proxies. These costs include the expenses of brokers, custodians, nominees or fiduciaries incurred in forwarding the documents to their principals or beneficiaries. These are the only contemplated expenses of solicitation.

 Shareholder Proposals for 2013 Annual Meeting

Any proposal of a shareholder intended for inclusion in our proxy statement and proxy for the 2013 annual meeting of shareholders must be received by our Secretary at The Standard Register Company, 600 Albany Street, Dayton, Ohio 45417, on or before November 14, 2012. The 2013 annual meeting of shareholders will be held on April 25, 2013. The form of proxy we distribute for the 2013 annual meeting of shareholders may include discretionary authority to vote on any matter which is presented to the shareholders at the 2013 annual meeting (other than by management) if we do not receive notice of that matter at 600 Albany Street, Dayton, Ohio 45417, prior to January 29, 2013.

BY ORDER OF THE BOARD OF DIRECTORS

Gerard D. Sowar
Vice President, General Counsel
& Secretary
Dayton, Ohio

The Standard Register Company

 Annual Meeting of Shareholders

 The Standard Register Company

 600 Albany Street

 Dayton, Ohio 45417

 April 26, 2012

 11:00 a.m. Eastern Daylight Savings Time

Standard Register THE STANDARD REGISTER COMPANY 600 ALBANY STREET DAYTON, OH 45417

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-ff date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood , NY  11717.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1			1 OF 2

NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K				CONTROL #	0000000000

SHARES

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

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				PAGE 1 OF 2
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:			X	KEEP THIS PORTION FOR YOUR RECORDS
				DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		0	0	0
1. Election of Directors
Nominees
01 David P. Bailis	02 Roy W. Begley, Jr.	03 F. David Clarke, III			04 Julie D. Klapstein	05 R. Eric McCarthey
06 Joseph P. Morgan, Jr.	07 John J. Schiff, Jr.	08 John Q. Sherman, II
The Board of Directors recommends you vote FOR proposals 2, and 3.						For	Against	Abstain
2. Proposal to ratify the appointment of Battelle & Battelle LLP, Certified Public Accountants, as The Standard Register Company’s independent auditors for the year 2012. 3. Proposal to consider an advisory vote on compensation of The Standard Register Company’s named executive officers. The Board of Directors recommends you vote 1 YEAR on the following proposal: 4. Proposal to consider an advisory vote on the frequency of the advisory vote on compensation of The Standard Register Company’s named executive officers.						0	0	0

						0	0	0

					1 year 0	2 years 0	3 years 0	Abstain 0

NOTE:  According to their best judgment on any and all matters as may properly come before the meeting or any adjournments thereof, The Board of Directors does not know of any other matter to be brought before the Annual Meeting other than the four described above.

For address change/comments, mark here.			0		Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		JOB#		Signature (Joint Owners)			Date

Please be sure to sign and date this Proxy.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

THE STANDARD REGISTER COMPANY Proxy for Annual Meeting of Shareholders - April 26, 2012 This Proxy is Solicited on Behalf of the Board of Directors

The undersigned, a shareholder of The Standard Register Company, (the “Company”) hereby appoints JOSEPH P. MORGAN, JR. and F. DAVID CLARKE, III (“Appointed Proxies”), each with full power to substitute or act alone, to vote, cumulative or otherwise (the action of a majority of these present to control), with respect to all shares of stock of the undersigned in the Company at the Annual Meeting of Shareholders of the Company (“Annual Meeting”) to be held at our corporate headquarters located at 600 Albany Street, Dayton, Ohio, 45417 on April 26, 2012 at 11:00 a.m. EDST, and at any adjournments thereof, upon the matters listed on the reverse side hereof.

THE APPOINTED PROXIES WILL VOTE FOR THE MATTERS SET FORTH ON THE REVERSE SIDE, WHICH ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT, UNLESS A CONTRARY CHOICE IS SPECIFIED ON THE REVERSE SIDE, IN WHICH CASE, THE APPOINTED PROXIES WILL VOTE OR WITHHOLD IN ACCORDANCE WITH INSTRUCTIONS GIVEN.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE